UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2005 (September 9, 2005)

BOSTON LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	06533	87-0277826
(State or Other Juris diction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

35 Main Street, P.O. Box 5220, Hopkinton, Massachusetts	01778
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 425-0200

20 Newbury Street, 5th Floor, Boston, Massachusetts 02116

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Lease Agreement

On September 9, 2005, Boston Life Sciences, Inc. (the “Company”) finalized and delivered an amendment which was executed as of August 30, 2005 to its Lease Agreement (the “Amendment”), dated as of January 28, 2002 by and between the Company and Brentwood Properties, Inc., a Delaware corporation (the “Landlord”) relating to the Company’s principal executive offices located on the fourth and fifth floors of a building located at 20-24 Newbury Street (the “Premises”), Boston, Massachusetts (the “Lease Agreement”). Pursuant to the terms of the Amendment, the Landlord consented to, among other things, the Small Army Sublease and Dell Sublease (each as defined below), each of which run through the term of the Lease Agreement. In consideration for the Landlord’s consent, the Company agreed to increase its security deposit provided for under the Lease Agreement from $250,000 to $388,600 subject to periodic reduction pursuant to a predetermined formula.

Sublease Agreements

On September 9, 2005, the Company finalized and delivered a Sublease Agreement (the “Small Army Sublease”) with Small Army, Inc., as subtenant (“Small Army”), which was executed as of August 30, 2005 to sublease approximately 3,300 rentable square feet on the fourth floor of the Premises.

The initial term of the Small Army Sublease is eighty months beginning on October 1, 2005. Pursuant to the terms of the Small Army Sublease, Small Army has agreed to pay: (i) $8,800 in base rent per month from the Sublease Rent Commencement Date (as defined therein) through May 30, 2009 and (ii) $9,625 in base rent per month for the period from June 1, 2009 through May 30, 2012. Small Army has agreed to pay the Company a proportionate share of the Company’s additional obligations under the Lease Agreement resulting from any future increases in certain costs to operate the Premises, including insurance and real estate taxes.

On September 9, 2005, the Company finalized and delivered a Sublease Agreement (the “Dell Sublease”) with Dell Mitchell Architects, Inc., as subtenant (“Dell”), which was executed as of August 30, 2005 to sublease approximately 3,300 rentable square feet on the fifth floor of the Premises.

The initial term of the Dell Sublease is eighty-one months beginning on September 1, 2005. Pursuant to the terms of the Dell Sublease, Dell has agreed to pay: (i) $8,800 in base rent per month from March 16, 2006 through May 30, 2009 and (ii) $9,625 in base rent per month for the period from June 1, 2009 through May 30, 2012. Dell has agreed to pay the Company a proportionate share of the Company’s additional obligations under the Lease Agreement resulting from any future increases in certain costs to operate the Premises, including insurance and real estate taxes.

The Company expects to record a charge in the quarter ending September 30, 2005, resulting from these agreements, primarily related to the shortfall between the remaining payments under the Lease Agreement and the Small Army Sublease and the Dell Sublease.

Item 8.01. Other Events.

In connection with execution of the Lease Amendment, the Small Army Sublease and the Dell Sublease, the Company relocated its headquarters to its office space located in Hopkinton, Massachusetts which will be its primary premises for both executive and certain research and administrative personnel.

The foregoing statement is qualified in its entirety by the Company’s press release, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boston Life Sciences, Inc.

Date: September 13, 2005	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr. Executive Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Boston Life Sciences, Inc. on September 13, 2005.